EXHIBIT (h)3


                                   SCHEDULE A
                             DATED JANUARY 1, 1999
                        TO THE ADMINISTRATION AGREEMENT
                              DATED APRIL 29, 1996
                               BETWEEN TIP FUNDS
                                      AND
                      SEI INVESTMENTS MUTUAL FUND SERVICES
                         (Formerly, SEI Fund Resources)

Portfolios:    This Agreement shall apply to all Portfolios of the TIP Funds
               (collectively, the "Portfolios"), either now in existence or in the future created.

Fees: Pursuant to Article 4, Section A, the Trust shall pay the Administrator compensation for services rendered ot the Portfolios at an annual rate, which is calculated daily and paid monthly according to the following schedule:

        FEE (ON AVERAGE ANNUAL ASSETS               ASSETS IN PORTFOLIO
        -----------------------------               -------------------
        .09%                                        to $250 Million
        .07%                                        Next $250 Million
        .06%                                        Next $250 Million
        .05%                                        Next $1.25 Billion
        .04%                                        Over $2 Billion

               The annual minimum fee for each existing Portfolio will be $65,000, payable monthly. For any new Portfolios added to the Trust, the minimum fee will be phased in over a one-year period as follows:

               1st 6 months -- 40% of the minimum $65,000
               2nd 6 months -- 75% of the minimum $65,000
               After 1st year -- $65,000

               The annual additional fee for each class of shares is $15,000.

Term: This Agreement shall become effective on January 1, 1999, and shall remain in effect for an Initial Term of four (4) years from such date, unless and until this Agreement is terminated in accordance with the provisions of Article 10 hereof.

SEI INVESTMENTS MUTUAL                       TURNER INVESTMENT PARTNERS,
FUND SERVICES                                INC.

By:  /s/ Lynda J. Striegel                   By: /s/ Stephen J. Kneeley
    -----------------------------               ------------------------------

Title:  VP                                   Title: COO
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